Exhibit 4.2

SNAP-ON INCORPORATED

OFFICERS’ CERTIFICATE PURSUANT TO SECTION 3.01 OF THE INDENTURE

January 12, 2007

        Pursuant to Section 3.01 of the Indenture dated as of January 8, 2007 (the “Indenture”), between Snap-on Incorporated (the “Company”) and U.S. Bank National Association, as trustee, the undersigned on behalf of the Company and in their respective capacities indicated, hereby certify that we have examined resolutions duly adopted at a meeting of the Board of Directors of the Company on November 2, 2006 and a Consent Action of Subcommittee of Snap-on Incorporated dated as of January 4, 2007. Acting pursuant thereto, the undersigned hereby establish a series of Debt Securities (the “Fixed Rate Notes”) by means of this Officers’ Certificate, in accordance with the provisions of Section 3.01 of the Indenture:

1.	The title of the new series of Debt Securities shall be: 5.500% Notes due 2017. U.S. Bank National Association shall be the trustee with respect to such Debt Securities.

2.

The aggregate principal amount of the Fixed Rate Notes that may be authenticated and delivered under the Indenture (except for Fixed Rate Notes authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Fixed Rate Notes pursuant to Article 3, the second paragraph of Section 4.03, or Section 11.04, of the Indenture) is initially $150,000,000; provided, however, that the Company shall have the right to reopen the series of 5.500% Notes due 2017 and issue additional 5.500% Notes due 2017, which shall be part of the same series as the 5.500% Notes due 2017 initially issued.

3.	Principal on the Fixed Rate Notes shall be payable on January 15, 2017.

4.

The Fixed Rate Notes shall bear interest at a rate of 5.500% per annum, which interest shall accrue from January 12, 2007 and shall be payable semiannually on January 15 and July 15, beginning July 15, 2007, to the persons in whose names the Fixed Rate Notes are registered at the close of business on the preceding January 1 and July 1, respectively.

5.	The principal of, premium, if any, and interest on the Fixed Rate Notes shall initially be payable at the offices of U.S. Bank National Association.

6.	The Fixed Rate Notes will be redeemable prior to maturity as described in the form of Fixed Rate Note attached hereto as Exhibit A.

7.	The Company shall have no obligation to redeem or purchase the Fixed Rate Notes pursuant to any sinking fund or analogous provision.

8.	The Fixed Rate Notes shall be issuable in United States dollars.

9.	Section 13.02 of the Indenture shall apply to the Fixed Rate Notes.

10.	Payments of principal of, premium, if any, and interest on the Fixed Rate Notes shall be payable in United States dollars.

11.

The Fixed Rate Notes shall be issued in the form of fully registered Global Securities in the form attached hereto as Exhibit A, which will be deposited with, or on behalf of, the Depository Trust Company, New York, New York (the “Depository”) and registered in the name of the Depository’s nominee. Principal of, premium, if any, and interest payments on the Fixed Rate Notes will be made to the Depository or its nominee.

        Capitalized terms used herein which are defined in the Indenture are used herein as so defined.

[Signature Page Follows]

        IN WITNESS WHEREOF, the undersigned have executed this Officers’ Certificate as of the date first set forth above.

SNAP-ON INCORPORATED

By: /s/ Martin M. Ellen
Name: Martin M. Ellen
Title: Senior Vice President-Finance and Chief Financial Officer

By: /s/ Jeffery Kostrzewa
Name: Jeffery Kostrzewa
Title: Vice President and Treasurer

Officers’ Certificate
Fixed Rate Notes

EXHIBIT A

FORM OF FIXED RATE NOTES

[See attached]

        Unless this certificate is presented by an authorized representative of the Depository to the Company or its agent for registration of transfer, exchange, or payment, and any certificate issued is registered in the name of the nominee of the Depository or in such other name as is requested by an authorized representative of the Depository (and any payment is made to the nominee of the Depository or to such other entity as is requested by an authorized representative of the Depository), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, the nominee of the Depository, has an interest herein.

REGISTERED	REGISTERED

SNAP-ON INCORPORATED

5.500% NOTE DUE 2017

CUSIP 833034AE1

No. 1	US$150,000,000

        SNAP-ON INCORPORATED, a corporation duly organized and existing under the laws of the State of Delaware (the “Company,” which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to Cede & Co., or registered assignees, the principal sum of One Hundred Fifty Million Dollars ($150,000,000) on January 15, 2017, and to pay interest thereon from January 12, 2007, or from the most recent Interest Payment Date (as defined below) to which interest has been paid or duly provided for, semi-annually on January 15 and July 15 of each year (each, an “Interest Payment Date”), commencing July 15, 2007 (in each case excluding the Interest Payment Date or maturity date, as the case may be), at the rate of 5.500% per annum, until the principal hereof becomes due and payable, and at such rate on any overdue principal and (to the extent that the payment of such interest shall be legally enforceable) on any overdue installment of interest. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this 5.500% Note Due 2017 (this “Note,” and all of the Notes collectively referred to herein as the “Notes”) (or one or more Predecessor Debt Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be the January 1 or July 1 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date; provided, however, that interest payable on the Interest Payment Date occurring at maturity will be paid to the person to whom principal shall be payable. Any such interest not punctually paid or duly provided for on any Interest Payment Date shall forthwith cease to be payable to the registered Holder on such Regular Record Date by virtue of his having been such Holder, and may either be paid to the Person in whose name this Note (or one or more Predecessor Debt Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Notes not more than 15 days and not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture. If any Interest Payment Date, any Redemption Date (as defined below) or the date of maturity of the Notes falls on a day that is not a Business Day, then the payment to be made on such date will be made on the next Business Day without additional interest and with the same effect as if it were made on the originally scheduled date.

        Payments of interest will be made by wire transfer of immediately available funds. Principal and any premium and interest payable at Maturity will be paid in immediately available funds upon surrender of such Note at the office of a paying agent in The City of New York, New York or at such other office or agency as the Company may designate.

        Unless the certificate of authentication herein has been duly executed by the Trustee referred to herein by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

        This Note is one of a duly authorized issue of securities of the Company (the “Debt Securities”), issued or to be issued in one or more series under an indenture, dated as of January 8, 2007 (the “Indenture”), between the Company and U.S. Bank National Association, as trustee (the “Trustee,” which term includes any successor Trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Debt Securities and of the terms upon which the Debt Securities are, and are to be, authenticated and delivered. This Note is one of the series designated on the face hereof limited in aggregate principal amount to $150,000,000, except that the Company may, without the consent of the Holders, “reopen” the series and issue more notes that have the same ranking, interest rate, maturity date and other terms as this Note.

        All or a portion of the Notes may be redeemed by the Company at any time or from time to time. The price payable for the Notes to be redeemed (the “Redemption Price”) on the date of redemption (each, a “Redemption Date”) will be equal to the greater of (i) 100% of the principal amount of the Notes being redeemed on the Redemption Date or (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes being redeemed on that Redemption Date (not including any portion of any payments of interest accrued to the Redemption Date), discounted to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus 15 basis points, plus in either of case (i) or (ii) above, accrued and unpaid interest on the Notes being redeemed to the Redemption Date. The principal amount of the Notes called for redemption shall become due on the Redemption Date. Holders of Notes to be redeemed will receive notice thereof by first-class mail at least 30 and not more than 60 days prior to the Redemption Date. If fewer than all of the Notes that are not represented by a Global Debt Security are to be redeemed, the Trustee will select, not more than 60 days prior to the Redemption Date, the particular Notes or portions thereof for redemption from the outstanding Notes not previously called by such method as the Trustee deems fair and appropriate. If less than all of the principal amount of Notes represented by a Global Debt Security is to be redeemed, the Depository shall, in its sole discretion, select by lot the Notes represented by such Global Debt Security to be redeemed.

        Notwithstanding the foregoing, installments of interest payable on the principal amount of Notes being redeemed that are due and payable on Interest Payment Dates falling on or prior to a Redemption Date shall be payable on the Interest Payment Date to the registered Holders as of the close of business on the relevant Regular Record Date according to this Note and the Indenture.

        For purposes of determining the Redemption Price, the following definitions are applicable:

        “Treasury Rate” means, with respect to any Redemption Date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date.

        “Comparable Treasury Issue” means the U.S. Treasury security selected by the Reference Treasury Dealer as having a maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Notes.

        “Comparable Treasury Price” means, with respect to any Redemption Date, (A) the average of the Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (B) if the Trustee obtains fewer than three (3) such Reference Treasury Dealer Quotations, the average of all such Quotations, or (C) if only one Reference Treasury Dealer Quotation is received, such Quotation.

        “Reference Treasury Dealer” means (A) Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC or J.P. Morgan Securities Inc. (or their respective affiliates which are Primary Treasury Dealers (as defined below)) and their respective successors, provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), the Company will substitute therefor another Primary Treasury Dealer and (B) any other Primary Treasury Dealer(s) selected by the Company.

        “Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such Redemption Date.

        If a change of control repurchase event (as defined below) occurs, unless the Company has exercised the right to redeem the Notes as described above, the Company will make an offer to each Holder of Notes to repurchase all or any part (in integral multiples of $1,000) of that Holder’s notes at a repurchase price in cash equal to 101% of the aggregate principal amount of Notes repurchased plus any accrued and unpaid interest on the Notes repurchased to the date of purchase. Within 30 days following any change of control repurchase event or, at the Company’s option, prior to any change of control (as defined below), but after the public announcement of the change of control, the Company will mail a notice to each Holder, with a copy to the Trustee, describing the transaction or transactions that constitute or may constitute the change of control repurchase event and offering to repurchase Notes on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed. The notice shall, if mailed prior to the date of consummation of the change of control, state that the offer to purchase is conditioned on the change of control repurchase event occurring on or prior to the payment date specified in the notice. The Company will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934 and any other securities laws and regulations under the Securities Exchange Act of 1934 to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a change of control repurchase event. To the extent that the provisions of any securities laws or regulations conflict with the change of control repurchase event provisions of the Notes, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached the Company’s obligations under the change of control repurchase event provisions of the Notes by virtue of such conflict.

        On the change of control repurchase event payment date, the Company will, to the extent lawful: (1) accept for payment all Notes or portions of Notes properly tendered pursuant to the Company’s offer; (2) deposit with the paying agent an amount equal to the aggregate purchase price in respect of all Notes or portions of Notes properly tendered; and (3) deliver or cause to be delivered to the Trustee the Notes properly accepted, together with an Officers’ Certificate stating the aggregate principal amount of Notes being purchased by the Company.

        The paying agent will promptly mail to each Holder of Notes properly tendered the purchase price for the Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each Holder a new Note equal in principal amount to any unpurchased portion of any Notes surrendered; provided that each new Note will be in a principal amount of $1,000 or an integral multiple of $1,000.

        The Company will not be required to make an offer to repurchase the Notes upon a change of control repurchase event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Company and such third party purchases all Notes properly tendered and not withdrawn under its offer.

        For purposes of the foregoing change of control repurchase event provisions, the following definitions are applicable:

        “below investment grade rating event” means the Notes are rated below investment grade (as defined below) by both rating agencies (as defined below) on any date from the date of the public notice (including, without limitation, any filing or report made in accordance with the requirements of the Securities and Exchange Commission or any press release or public announcement made by the Company, the “public notice”) of an arrangement that could result in a change of control until the end of the 60-day period following public notice of the occurrence of a change of control (which period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by either of the rating agencies); provided that a below investment grade rating event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular change of control (and thus shall not be deemed a below investment grade rating event for purposes of the definition of change of control repurchase event) if the rating agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the Trustee in writing at the Company’s request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable change of control (whether or not the applicable change of control shall have occurred at the time of the below investment grade rating event).

        “change of control” means the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934) becomes the beneficial owner, directly or indirectly, of more than 50% of the Company’s voting stock (defined below), measured by voting power rather than number of shares. Notwithstanding the foregoing, a transaction will not be deemed to involve a change of control if (1) the Company becomes a wholly-owned subsidiary of a holding company and (2) the holders of the voting stock of such holding company immediately following that transaction are substantially the same as the holders of the Company’s voting stock immediately prior to that transaction.

        “change of control repurchase event” means the occurrence of both a change of control and a below investment grade rating event.

        “investment grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s); a rating of BBB- or better by S&P (or its equivalent under any successor rating categories of S&P); and the equivalent investment grade credit rating from any additional rating agency (defined below) or rating agencies selected by the Company.

        "Moody's" means Moody's Investors Service, Inc.

        “rating agency” means (1) each of Moody’s and S&P; and (2) if either of Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the Company’s control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Securities Exchange Act of 1934, selected by the Company (as certified by a resolution of the board of directors of the Company) as a replacement agency for Moody’s or S&P, or both, as the case may be.

        “S&P” means Standard & Poor’s Ratings Services, a division of McGraw-Hill, Inc.

        “voting stock” of any specified “person” (as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934) as of any date means the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

        The Company shall have no obligation to redeem or purchase the Notes pursuant to any sinking fund or analogous provision.

        If an Event of Default with respect to the Notes shall have occurred and be continuing, the principal of all the Notes may be declared due and payable in the manner and with the effect provided in the Indenture.

        With the consent of the Holders of greater than 50% in aggregate principal amount of the Outstanding Debt Securities of each series affected by such supplemental indenture, the Company and the Trustee may enter into an indenture or indentures supplemental to the Indenture for the purpose of adding any provisions to or changing the provisions of the Indenture or any supplement thereto or of modifying in any manner the rights of the Holders of the Debt Securities of each series under the Indenture; provided, however, that no such supplemental indenture shall (a) extend the time or terms of payment of the principal at maturity of, or the interest on, any such series of Debt Securities, or reduce principal or premium or the rate of interest, without the consent of the Holder thereof, or (b) without the consent of all of the Holders of any series of Debt Securities then outstanding, reduce the percentage of Debt Securities of any such series, the Holders of which are required to consent (i) to any such supplemental indenture, (ii) to rescind and annul a declaration that the Debt Securities of any series are due and payable as a result of the occurrence of an Event of Default, (iii) to waive any past Event of Default under the Indenture and its consequences and (iv) to waive compliance with certain other provisions contained in the Indenture.

        The Company and the Trustee may enter into an indenture or indentures supplemental to the Indenture without the consent of the Holders for limited purposes specified in the Indenture.

        The Holders of greater than 50% in aggregate principal amount of the Outstanding Notes may on behalf of the Holders of all the Notes waive any past default or Event of Default under the Indenture and its consequences except a default in the payment of principal of or premium, if any, or interest on the Notes.

        Holders of Notes may not enforce their rights pursuant to the Indenture or the Notes except as provided in the Indenture. No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of (and premium, if any) and interest on this Note at the times, place and rate, and in the coin or currency, herein prescribed.

        The Notes are issuable in registered form without coupons in denominations of U.S.$1,000 and any integral multiple of U.S.$1,000. As provided in the Indenture and subject to certain limitations therein set forth, Notes are exchangeable for a like aggregate principal amount of Notes that are of other authorized denominations.

        Notes to be exchanged shall be surrendered at any office or agency maintained by the Company for such purpose, and the Company shall execute and the Trustee shall authenticate and deliver in exchange therefor the Notes which the Holder making the exchange shall be entitled to receive. Upon due presentment for registration of transfer of any Note at any such office or agency, the Company shall execute and register and the Trustee shall authenticate and deliver in the name of the transferee or transferees a new Note for an equal aggregate amount. Registration or registration of transfer of any Note by the Debt Security Registrar (initially U.S. Bank National Association) in the registry books maintained by such Debt Security Registrar in The City of New York, New York, and delivery of such Note, duly authenticated, shall be deemed to complete the registration or registration of transfer of such Note.

        No service charge shall be made for any exchange or registration of transfer, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. Prior to due presentment of a Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the person in whose name a Note is registered as the owner for all purposes whether or not such Note be overdue and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

        Certain of the Company’s obligations under the Indenture with respect to the Notes may be terminated if the Company irrevocably deposits with the Trustee money or eligible instruments sufficient to pay and discharge the entire indebtedness on all of the Notes, as described in the Indenture.

        This Note is in the form of a Global Security as provided in the Indenture. If at any time the Depository notifies the Company that it is unwilling or unable to continue as Depository for this Note or if at any time the Depository for the Notes shall no longer be eligible or in good standing under the Securities Exchange Act of 1934, as amended, or other applicable statute or regulation, the Company shall appoint a successor Depository with respect to this Note. If a successor Depository for this Note is not appointed by the Company within 90 days after the Company receives notice or becomes aware of such ineligibility, the Company will issue Notes in definitive form in exchange for the Global Security representing Notes in an aggregate principal amount equal to the principal amount of this Note in exchange for this Note.

        No recourse under or upon any obligation, covenant or agreement of the Indenture, any supplemental indenture, or of any Note, or for any claim based hereon, or otherwise in respect thereof shall be had against any incorporator, stockholder, officer or director, as such, past, present or future, of the Company or any Subsidiary or of any predecessor or successor Person, either directly or through the Company, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liabilities being, by the acceptance hereof and as part of the consideration for the issue hereof, expressly waived and released.

        The Notes are subject to defeasance at the option of the Company as provided in the Indenture.

        All terms used in this Note which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

[Remainder of Page Intentionally Left Blank]

        IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

Dated: January 12, 2007	SNAP-ON INCORPORATED

By:______________________________
Name:
Its:

Attest:

By:______________________________
Name:
Its:

Snap-on Incorporated
5.500% Note due 2017

CERTIFICATE OF AUTHENTICATION

        This is one of the Debt Securities of the series designated herein issued under the within-mentioned Indenture.

Dated: January 12, 2007

U.S. BANK NATIONAL ASSOCIATION, a national banking association, as Trustee

By:______________________________
      Authorized Officer

Snap-on Incorporated
5.500% Note due 2017

ABBREVIATIONS

        The following abbreviations, when used in the inscription on the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM — as tenants in common
TEN ENT — as tenants by the entireties
JT TEN — as joint tenants with right of survivorship and not as tenants in common

UNIF GIFT MIN ACT — Uniform Gifts to Minors Act
CUST — Custodian

Additional abbreviations may also be used though not in the above list.

        FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

PLEASE INSERT SOCIAL SECURITY OR OTHER IDENTIFYING NUMBER OF ASSIGNEE

PLEASE PRINT OR TYPEWRITE NAME AND ADDRESS INCLUDING POSTAL ZIP CODE OF ASSIGNEE

the within Security and all rights thereunder, hereby irrevocably constituting and appointing _________________________ attorney to transfer said Security on the books of the Company, with full power of substitution in the premises.

Dated:__________________	____________________________
Signature

NOTICE: THE SIGNATURE TO THIS ASSIGNMENT MUST CORRESPOND WITH THE NAME AS WRITTEN UPON THE FACE OF THE WITHIN INSTRUMENT IN EVERY PARTICULAR, WITHOUT ALTERATION OR ENLARGEMENT OR ANY CHANGE WHATEVER.